EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-183675) of Delcath Systems, Inc.,
(2)	Registration Statement (Form S-3 No. 333-187230) of Delcath Systems, Inc.,
(3)	Registration Statement (Form S-8 No. 333-182014) pertaining to the 2004 Stock Incentive Plan and the 2009 Stock Incentive Plan of Delcath Systems, Inc., and
(4)	Registration Statement (Form S-1 No. 333-204979) of Delcath Systems, Inc.;

of our reports dated March 11, 2015, with respect to the consolidated financial statements of Delcath Systems, Inc. for the year ended December 31, 2014 included in this Annual Report (Form 10-K) of Delcath Systems, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP
MetroPark, New Jersey
March 18, 2016